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                    Contact:  Sheila Whitman, Account Executive
                              Carl Thompson Associates
                              (303) 494-5472

                                FOR IMMEDIATE RELEASE


                 FIBERCHEM RAISES $2.825 MILLION IN PRIVATE FINANCING
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     Las Vegas, Nevada February 21, 1996 -- FiberChem, Inc. (NASDAQ:  FOCS)
announced today that it has raised $2.825 million in a private placement under the Securities Act of 1933, as amended (the "Act").

     The $2.825 million was in the form of a private placement of 8% senior convertible notes due February 15, 1999. The notes may be converted into common stock of FCI at a conversion price of $0.80 per share, subject to compliance with the federal securities laws.

     Net proceeds of this offering will be used to finance the Company's growth objectives, initially in the form of additional sales and marketing resources, including the immediate hiring of new personnel to pursue currently available market opportunities.

     The securities offered have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     FiberChem, Inc. develops, manufactures, markets and licenses fiber optic chemical sensors (FOCS-Registered Trademark-) that produce continuous, real-time information on environmental pollutants in the air, water and soil .

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